Exhibit 99.1

Watsco Reports 49% Earnings Per Share

Growth for the Third Quarter

Record EPS of 88 cents on 34% Sales Gain and

Expanded Operating Margins

COCONUT GROVE, FLORIDA, October 25, 2005 – Watsco, Inc. (NYSE:WSO) today announced record operating results for the third quarter and nine months ended September 30, 2005.

Earnings per share for the third quarter increased 49% to a record 88 cents per diluted share on record net income of $24.3 million, compared to 59 cents per diluted share on net income of $15.9 million a year ago. Revenues grew $120 million, or 34%, to a record $478 million with HVAC revenues increasing 16% on a same-store basis. Operating income increased 50% to a record $40.2 million, with operating margins expanding 90 basis-points to a record 8.4%. On a same-store basis, operating margins improved 110 basis-points to 8.6%.

Earnings per share for the nine-months ended September 30, 2005 increased 29% to a record $2.02 per diluted share on record net income of $55.9 million, compared to $1.56 per diluted share on net income of $41.9 million during the same period last year. Revenues grew $258 million, or 26%, to a record $1.27 billion with HVAC revenue growth of 9% on a same-store basis. Operating income increased $22.3 million, or 32%, to a record $93.1 million with operating margins rising 30 basis points to a record 7.3%. On a same-store basis, operating margins improved 50 basis-points to 7.5%.

Operating cash flow during the third quarter was $38.8 million compared to $18.6 million last year. For the nine month period, operating cash flow was $32.3 million compared to $5.3 million in 2004. Cash flow is expected to grow further by year end as the fourth quarter is a strong seasonal period for cash generation. Debt at September 30, 2005 declined 17% to $50.1 million and the Company’s debt-to-total capitalization ratio improved to 10% from 13% a year ago. On October 3, 2005, the Company announced that its Board of Directors increased the quarterly cash dividend 43% to 20 cents per share.

“Strong markets are reflected in our results as well as increased revenues and earnings from the continued build out of our distribution network and our continued success in expanding margins,” stated Albert H. Nahmad, President and Chief Executive Officer. “With Watsco still only enjoying less than 7% share of the HVAC wholesale market, future growth looks very exciting as we proceed with an excellent organization and proven strategies to achieve our goal of building a national network of locations that provide the finest service and product availability for HVAC contractors.”

Watsco will be holding its investor conference call today, October 25, 2005 at 10:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the nation’s largest distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC industry, currently operating 348 locations serving over 38,000 customers in 31 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Percentage Change	Nine-Months Ended September 30,		Percentage Change
	2005	2004		2005	2004
Revenues	$477,553	$357,366	34%	$1,266,535	$1,008,717	26%
Cost of sales	357,435	264,835		947,467	748,641

Gross profit	120,118	92,531	30%	319,068	260,076	23%

Gross profit margin	25.2%	25.9%		25.2%	25.8%

SG&A expenses	79,963	65,845	21%	225,989	189,344	19%

Operating income	40,155	26,686	50%	93,079	70,732	32%

Operating margin	8.4%	7.5%		7.3%	7.0%

Interest expense, net	748	1,184	(37)%	2,771	3,498	(21)%

Income before income taxes	39,407	25,502	55%	90,308	67,234	34%
Income tax expense	15,060	9,604		34,407	25,320

Net income	$24,347	$15,898	53%	$55,901	$41,914	33%

Basic earnings per share	$0.94	$0.62	52%	$2.15	$1.65	30%
Diluted earnings per share	$0.88	$0.59	49%	$2.02	$1.56	29%

Weighted average shares and equivalent shares used to calculate:
Basic earnings per share	26,030	25,560		26,003	25,443
Diluted earnings per share	27,777	26,974		27,701	26,848

(Note: The 2005 results include the results of East Coast Metal Distributors, a Sunbelt-based HVAC distributor with 27 locations acquired in January 2005. Information in the attached press release referring to “same-store basis” excludes the effects of East Coast and other locations acquired or locations opened or closed during the prior twelve months.)

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
Cash and cash equivalents	$42,222	$85,144
Accounts receivable, net	205,564	145,213
Inventories	264,273	218,704
Other	8,931	8,638

Total current assets	520,990	457,699
Property and equipment, net	15,901	15,093
Other	168,622	135,497

Total assets	$705,513	$608,289

Accounts payable and accrued liabilities	$182,144	$137,103
Current portion of long-term obligations	10,104	10,056

Total current liabilities	192,248	147,159

Borrowings under revolving credit agreement	30,000	30,000
Long-term notes, net of current portion	10,000	20,000
Other long-term obligations	12,624	8,392

Total liabilities	244,872	205,551
Shareholders’ equity	460,641	402,738

Total liabilities and shareholders’ equity	$705,513	$608,289

(Note: Debt-to-total capitalization is computed by dividing total debt into total debt plus shareholder’s equity.)

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